LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of September 1, 2009 (the “Closing Date”) by and between TERRY M. GILES, an individual residing in the State of Texas (“Lender”), and PACIFIC BIOMETRICS, INC., a Delaware corporation with its principal place of business at 220 West Harrison Street, Seattle, Washington 98119 (“Borrower”).

For good and valuable consideration, intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1: AMOUNTS AND TERMS OF LOAN

1.1 Principal Amount of Loan. Subject to the terms and conditions of this Agreement, on the Closing Date, Lender shall loan to Borrower an aggregate principal amount of $4,000,000 in the form of a term loan (the “Loan”). All amounts owed with respect to the Loan shall be paid as set forth below, and no later than the Maturity Date (defined below). Amounts borrowed under the Loan and subsequently repaid or prepaid may not be reborrowed.

1.2 Maturity of Loan. The Loan shall be for a term of 48 months, unless earlier repaid (the “Term”), and Borrower hereby promises to pay to Lender all remaining unpaid principal, accrued and unpaid interest, and any other amounts due with respect to the Loan on or before September 1, 2013 (the “Maturity Date”).

1.3 Interest Rate. All principal outstanding from time to time under the Loan shall bear interest at an interest rate of 12.0% per annum, calculated on a 365/6-day basis and the actual number of days elapsed (the “Interest Rate”). Upon and during the occurrence of an Event of Default, the outstanding principal shall bear interest at a default rate of interest of 1-1/2% per month (the “Default Rate”). In no event shall Borrower be obligated to pay Lender interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

1.4 Payments.

(a) Loan Payment Schedule. Borrower shall make payments to Lender on the Loan on the following schedule:

(i)	Borrower shall make 8 monthly payments of accrued and unpaid interest only ($40,000), beginning on September 30, 2009 and on the last business day of each of the next succeeding seven calendar months (the “Interest-Only Period”); and

(ii)	Thereafter, the principal amount of the Loan shall be amortized over 40 months, and Borrower shall make 40 regular monthly payments of principal and interest ($121,822 each), on the last business day of each succeeding calendar month; and

(iii)	On the Maturity Date, Borrower shall make a final payment of all outstanding Loan principal, accrued interest, and any and all unpaid fees and other charges owed under the Loan.

(b) Application of Payments. All payments received by Lender pursuant to the terms hereof shall be applied first to the payment of accrued and unpaid interest on the Loan, and the balance, if any, to the payment of Loan principal.

1.5 No Prepayment Penalties. The Loan may be prepaid, in full or in part, at any time prior to the Maturity Date without premium or penalty.

1.6 Promissory Note. The Loan shall be evidenced by a promissory note (the “Note”) payable to the order of Lender, in the total principal amount of the Loan.

1.7 Loan Fees. In connection with this Agreement and the Loan, Borrower shall pay to Lender a quarterly finance fee in an amount equal to $12,000. The foregoing fee shall be payable on the last business day of each calendar quarter during the Term.

1.8 Use of Proceeds. The proceeds of the Loan shall be applied by Borrower (a) to repurchase up to a maximum of 2,400,000 shares of Borrower common stock of held by certain stockholders of Borrower, as designated by Lender, pursuant to the terms of a stock repurchase agreement to be entered into with such stockholders (the “Stock Repurchase”), and (b) otherwise for Borrower’s working capital and other general corporate purposes. The Stock Repurchase shall be at a repurchase price equal to $0.70. Lender acknowledges and agrees that, other than the Stock Repurchase, it is making the Loan to Borrower without conditions or requirements on Borrower’s use of the Loan proceeds, and that unless otherwise provided for herein, Borrower shall have full discretion and right to use the Loan for any purpose or purposes as Borrower shall deem necessary and useful in Borrower’s sole discretion.

1.9 Option for Additional Loan.

(a) During the first 12 months of the Term, provided that no Event of Default has occurred and is continuing, Borrower shall have the right, exercisable in its sole discretion, to obtain an additional loan from Lender in an aggregate principal amount of $500,000 (the “Additional Loan”). The Additional Loan will be at the Interest Rate, and otherwise on the same terms as the Loan, other than the payment schedule as described below, and will be evidenced by a separate promissory note between the parties.

(b) Payments on the Additional Loan will be as follows:

(i)	If the Addition Loan is made during the Interest-Only Period, Borrower shall make monthly payments of accrued and unpaid interest only ($5,000), on the last business day of each calendar month during the Interest-Only Period, and thereafter, the principal amount of the Additional Loan shall be amortized over 40 months, and Borrower shall make 40 regular monthly payments of principal and interest ($15,227 each), on the last business day of each succeeding calendar month; and

(ii)	If the Addition Loan is made after the Interest-Only Period, the principal amount of the Additional Loan shall be amortized over the remaining number of months in the Term, and Borrower shall make regular equal monthly payments of principal and interest, on the last business day of each succeeding calendar month during the Term; and

(iii)	On the Maturity Date, Borrower shall make a final payment of all outstanding Additional Loan principal, accrued interest, and any and all unpaid fees and other charges owed under the Additional Loan.

(c) Borrower shall give Lender at least five business days’ written notice of any request for borrowing under the Additional Loan, stating the requested funding date for such borrowing, and accompanied by such other information and documentation as Lender may reasonably request. Provided that no Event of Default has occurred and is continuing, Lender shall make such requested advance to Borrower in immediately available funds no later than 1:00 p.m. Pacific Time on the requested funding date. Any amounts owing under the Additional Loan will be included as “Obligations” hereunder.

ARTICLE 2: SECURITY

2.1 Grant of Security Interest. In order to secure the payment to Lender of all amounts owing under the Loan (the “Obligations”), Borrower hereby grants to Lender, and its successors and assigns, a first priority security interest in the Collateral (defined below). This Agreement shall continue until all Obligations are paid in full.

2.2 Collateral. For purposes of the foregoing grant of security interest to Lender, “Collateral” means all of Borrower’s right, title and interest in, to and under all of its assets, whether now owned or existing or hereafter acquired or arising, and wherever located including, but not limited to the following: all cash and cash equivalents, accounts, deposit accounts, inventory, equipment, goods, documents, instruments, contract rights, general intangibles, chattel paper, investment property (including, without limitation, all equity interests owned by Borrower), letter-of-credit rights, trademarks, trademark applications, tradestyles, patents, patent applications, copyrights, copyright applications and other intellectual property in which Borrower now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefor. Unless otherwise defined herein, terms that are defined in Article 9 of the Uniform Commercial Code as in effect, from time to time, in the State of Washington (the “Uniform Commercial Code”) and used herein shall have the meanings given to them in the Uniform Commercial Code. Notwithstanding the foregoing, the Collateral shall not include any of such property that is subject on the date hereof to certain outstanding security interests (and the related UCC-1 financing statements relating thereto) granted by Borrower to third parties in connection with certain equipment financings.

2.3 Subsidiary Guaranty. Each of Borrower’s subsidiaries (the “Subsidiaries”) shall enter into a Subsidiary Guaranty, pursuant to which each such Subsidiary shall guarantee Borrower’s Obligations and shall secure their guaranties by granting to Lender a security interest in all of their Collateral.

2.4 Stock Pledge. As collateral security for the payment and performance in full of the Obligations, Borrower also pledges and grants to Lender a security interest in all of its right, title and interest in the shares of capital stock in each of the Subsidiaries, as listed on Schedule A to this Agreement (the “Pledged Stock”). All certificates representing or evidencing the Pledged Stock shall be delivered to and held by or on behalf of Lender, accompanied by duly executed instruments of transfer or assignment in blank. Lender may not transfer any of the Pledged Stock except in realization on its security interests in the Collateral after the occurrence, and during the continuance beyond any applicable grace or cure period, of an Event of Default. At all times prior to an Event of Default (and the expiration of any applicable grace or cure period pertaining thereto), Borrower shall (i) be entitled to vote the Pledged Stock, (ii) be entitled to give consents, waivers and ratification in respect of the Pledged Stock, and (iii) be entitled to collect and receive for its own use cash dividends legally declared available for distribution, on the Pledged Stock.

2.5. Perfection; Recordation. The security interests granted herein shall be perfected by Lender’s filing of appropriate Uniform Commercial Code Forms UCC-1 with the appropriate government filing offices (including, as applicable, any required filings with the United States Patent and Trademark Office). In connection with the foregoing, Borrower authorizes Lender to prepare and file any financing statements describing the Collateral without otherwise obtaining Borrower’s signature or consent with respect to the filing of such financing statements.

2.6 Termination of Security Interests. Upon the payment in full of the Obligations, all security interests granted hereby and under the Subsidiary Guaranty shall terminate and all rights to the Collateral and Pledged Stock shall revert to Borrower. Upon any such termination, the Lender shall, at Borrower’s expense, execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination.

ARTICLE 3: BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby makes the following representations and warranties to Lender.

3.1 Corporate Power. Borrower has all requisite power and authority to execute and deliver this Agreement and the Note and to carry out and perform its obligations hereunder and thereunder.

3.2 Authorization. All corporate action on the part of Borrower, its directors and its stockholders necessary for the authorization, execution, issuance, delivery and performance of this Agreement by Borrower and the performance of Borrower’s obligations hereunder, has been taken. This Agreement constitutes a valid and binding obligation of Borrower, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to general principles of equity.

3.3 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of Borrower in connection with the consummation of the transaction contemplated hereby have been obtained and are effective as of the date hereof.

3.4 No Violations. The execution, delivery and performance by Borrower of this Agreement and the compliance with the provisions hereof by Borrower does not violate, conflict with or constitute or result in a breach or default under (or an event which with notice of passage of time or both would constitute a default) (a) Borrower’s Certificate of Incorporation or bylaws, (b) applicable law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Borrower or any of its properties or assets or (c) any contract or agreement affecting Borrower, except, with respect to clauses (ii) and (iii), in each case, where such violation, conflict, breach or default would not, individually or in the aggregate, have a material adverse effect on Borrower.

3.5 No Litigation, Claims or Proceedings. There is no material litigation, tax claim, proceeding or dispute pending, or, to the knowledge of Borrower, threatened against or affecting Borrower, the Collateral or the conduct of its business.

3.6 Outstanding Debt and Capital Leases. Schedule 3.6 to this Agreement sets forth a list of the Company’s capital leases outstanding as of June 30, 2009. Other than such capital leases, and except for accounts payable and other liabilities incurred in the ordinary course of business, the Company has no outstanding debt or notes payable.

ARTICLE 4: COVENANTS

4.1 Corporate Existence. During the Term, Borrower shall preserve and maintain its existence and good standing in the jurisdiction of its formation, and qualify and remain qualified to do business and remain in good standing in each jurisdiction in which such qualification is required except where the failure to so qualify could not be reasonably expected to have a material adverse effect on Borrower. Borrower shall not change its jurisdiction of organization, relocate its chief executive office, principal place of business or its records, or allow the relocation of any Collateral (other than to another location in Washington after providing advance notice to the Lender) without 30 days’ prior written notice to Lender.

4.2 Access to Facilities and Collateral. During the Term, Lender shall have the right, from time to time, upon reasonable notice to Borrower and during normal business hours, to visit and inspect any of the properties of Borrower and inspect the Collateral.

4.3 Sale of Collateral. During the Term, Borrower shall not sell, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so, other than (i) any sale or transfer in the ordinary course of business or (ii) the disposal of surplus, worn-out or obsolete equipment.

4.4 Taxes. During the Term, Borrower and each of its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of Borrower and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto, and provided, further, that Borrower and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

4.5 Insurance. During the Term, Borrower will obtain and keep in force insurance in such amounts and types as is usual in the type of business conducted by Borrower, which policies must be in form and substance satisfactory to Lender, and shall list Lender as an additional insured or loss payee, as applicable, on endorsement(s) in form reasonably acceptable to Lender. Borrower shall furnish to Lender such endorsements, and upon Lender’s request, copies of any or all such policies.

4.6 Condition of Assets. During the Term, Borrower and each of its Subsidiaries will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto.

4.7 Further Assurances. Borrower shall (a) execute and deliver to Lender all such financing statements, notices and other documents (including, without limitation, any filings with the United States Patent and Trademark Office) from time to time reasonably requested by Lender in connection with the making of the Loan or to maintain a first perfected security interest in the Collateral in favor of Lender, and (b) perform such other acts, and execute and deliver to Lender such additional assignments, instruments and documents, as Lender may at any time reasonably request in connection with the administration and enforcement of this Agreement or Lender’s rights, powers and remedies hereunder.

4.8 Board Observation Rights and Information Rights. Lender is currently on the Board of Directors of Borrower, and effective as of the Closing Date, Lender shall resign from the Board of Directors. During the Term, Lender will have the non-assignable right to attend and observe all meetings of Borrower’s Board of Directors in a nonvoting observer capacity. Borrower will provide copies of all information, agendas, reports or other materials related to the matters to be discussed at such meeting (the “Board Documents”) at the same time and manner in which such information is provided to each member of the Board of Directors; provided, however, that Borrower may exclude the Lender from access to any material or meeting or portion thereof if Borrower believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, or if Borrower believes that such exclusion is reasonably necessary to protect highly confidential proprietary information or for other similar reasons. In addition, during the Term, Borrower will provide to Lender monthly unaudited financial statements and accounts receivable and accounts payable agings, and such other information or reports related to Borrower’s financial condition and management of the company as reasonably requested by Lender, provided that such additional information or reports are capable of being prepared by Borrower without undue cost or effort. During the Term, Lender will also have the right, upon reasonable notice to Borrower, to meet with management of Borrower on a quarterly basis to discuss the affairs, finances, accounts and updates of Borrower. Notwithstanding the foregoing, Borrower is not required to provide any information to Lender if Borrower believes that such exclusion is reasonably necessary to preserve the attorney-client privilege or protect highly confidential proprietary information, or for other similar reasons.

4.9 Non-Disclosure Obligations of Lender. Lender shall not to disclose to any third party or use for any purpose other than solely in connection with its rights under this Agreement (a) any non-public information about Borrower or any of its Subsidiaries furnished to or obtained by Lender, including any financial information, in connection with its access and inspection rights hereunder or otherwise, whether in writing, verbally or electronically, (b) the contents of any Board Documents, and (c) any information transmitted verbally or visually during any meeting of the Board of Directors (collectively, the “Confidential Information”); except that the foregoing prohibitions shall not apply to the extent that any Confidential Information (i) enters the public domain through no fault of Lender, (ii) becomes available to Lender on a non-confidential basis from a source other than Borrower or its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Borrower with respect to such information. In the event that Lender is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Lender shall provide Borrower with prompt notice of each such request or requirement so that Borrower may seek an appropriate protective order. Lender will cooperate with Borrower and will use its reasonable best efforts to obtain and will not oppose action by Borrower to obtain such protective order or other appropriate remedy. Lender understands the restrictions imposed by the U.S. federal securities laws on a person possessing material non-public information about a public company such as Borrower, and Lender shall comply with such laws, including prohibitions on purchasing or selling securities of Borrower or communicating non-public information about Borrower to any other person. Borrower shall be entitled to appropriate equitable relief, in addition to any other rights it may have at law, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, without the necessity of posting bond or security, to restrain any breach or threatened breach by Lender of its obligations under this Section, without the necessity of proving actual damages.

ARTICLE 5: EVENTS OF DEFAULT; RIGHTS AND REMEDIES

5.1 Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” for purposes of this Agreement:

(a) Borrower shall fail to pay any amount required to be paid under this Agreement on any Loan within 60 days after the date that the amount is due and payable, provided, however, that Borrower shall have a period of 4 months following such 60-day period to cure any non-payment;

(b) Borrower shall default in the observance or performance of any material term, covenant or agreement contained in this Agreement, and such default shall continue unremedied for a period of 60 days after written notice thereof to Borrower by Lender;

(c) Any final judgment, decree, award or order for the payment of money in excess of $250,000 individually shall be rendered against Borrower and such final judgment, decree, award or order shall continue unsatisfied and in effect for a period of 60 consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or

(d) Borrower (i) shall generally not, or shall be unable to or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make a general assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, trustee or other similar official for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have any such petition or application filed or any such proceeding commenced against it, in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of 90 days or more; or (v) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of 90 days or more.

5.2 Remedies upon Event of Default. Upon the occurrence and during the continuation of an Event of Default beyond any applicable grace or cure period, Lender at its election may, except to the extent otherwise expressly provided or required below, do any one or more of the following, all of which are authorized by Borrower.

(a) Declare the Note to be immediately due and payable;

(b) Proceed directly and at once, without notice, against Borrower to collect and recover the full amount or any portion of the Obligations, or against any security or collateral for the Obligations;

(c) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein and in the Note or otherwise available to it, all the rights and remedies available to it at law (including those of a secured party under the Uniform Commercial Code not inconsistent herewith) or in equity; or

(d) With respect to an Event of Default under Section 5.1(a), Lender may, beginning 90 days after the date on which the delinquent amount was due and payable, engage an investment banking firm, which shall be selected by Lender and reasonably acceptable to Borrower, to identify potential purchasers and solicit competitive bids for the disposition (whether by sale or otherwise) of all or any part of the Collateral. Borrower will pay the commercially reasonable fees and expenses of the investment banking firm. The terms of any such disposition shall be commercially reasonable, and any such disposition shall be subject to the prior approval of Borrower’s Board of Directors and its stockholders. Lender agrees that any disposition or attempted disposition of Collateral that is not made in compliance with this subsection (d) will be deemed to be not a commercially reasonable disposition under applicable provisions of the Uniform Commercial Code.

Except as required by law, Lender may take any or all of the foregoing action without demand, presentment, protest, advertisement or notice of any kind to or upon Borrower or any other person. The rights and remedies of Lender under this Agreement, the Note, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

5.3 Enforcement Costs. In case of any Event of Default hereunder, Borrower will pay Lender’s attorneys’ fees and costs (including, without limitation, any attorneys’ fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom) in connection with the enforcement of this Agreement.

5.4 Application of Proceeds. The proceeds or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender at the time of, or received by Lender after, the occurrence of an Event of Default) shall be paid to and applied as follows:

(a) First, to the payment of the reasonable costs and expenses, including reasonable attorneys’ fees, incurred or made hereunder by Lender in the exercise of its rights or remedies;

(b) Second, to the payment to Lender of the Obligations (to be applied first to accrued interest and second to outstanding principal); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

5.5 Limited Power of Attorney. For the purpose of protecting and preserving the Collateral and Lender’s rights under this Agreement, Borrower hereby irrevocably appoints Lender, with full power of substitution, as its attorney-in-fact with full power and authority, after the occurrence and during the continuance of an Event of Default, to do any act which Borrower is obligated to do hereunder; to exercise such rights with respect to the Collateral as Borrower might exercise; to enter Borrower’s premises; to give notice of Lender’s security interest in, and to collect the Collateral; and before or after an Event of Default, to execute and file in Borrower’s name any financing statements, amendments and continuation statements necessary or desirable to perfect or continue the perfection of Lender’s security interests in the Collateral. Borrower hereby ratifies and approves all lawful acts of the attorney and neither Lender nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than gross negligence or willful misconduct. This power being coupled with an interest is irrevocable so long as any Obligations remain unpaid.

ARTICLE 6: GENERAL PROVISIONS

6.1 Entire Agreement. The terms and conditions set forth in this Agreement, the Note and the Subsidiary Guaranty (the “Loan Documents”) constitute the entire understanding and agreement between Borrower and Lender. All of Borrower’s representations, warranties, covenants and agreements hereunder shall survive the Closing Date and shall continue in full force and effect until the Obligations are fully paid, unless otherwise modified or amended in writing by Lender.

6.2 Notices. Any notice given by any party under any Loan Document shall be in writing and personally delivered, sent by overnight courier, or United States mail, postage prepaid, or sent by facsimile, or other authenticated message, charges prepaid, to the other party’s address set forth below. Each party may change the address or facsimile number to which notices, requests and other communications are to be sent by giving written notice of such change to each other party. Notice given by hand delivery shall be deemed received on the date delivered; if sent by overnight courier, on the next Business Day after delivery to the courier service; if by first class mail, on the third Business Day after deposit in the U.S. Mail; and if by facsimile, on the date of transmission. The initial addresses for notices are as follows:

If to Borrower, to:	Pacific Biometrics, Inc. 220 West Harrison Street Seattle, WA 98119 Attention: Chief Executive Officer Facsimile: (206) 298-9838
If to Lender, to:	Terry M. Giles 11002 Wickwood Drive Houston, Texas 77024 Facsimile: (713) 464-0411

6.3 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns. Neither Borrower nor Lender may assign or transfer any of their respective rights or obligations under any Loan Document without the consent of the other party hereto.

6.4 Modification; Waiver. No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought. No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of any Loan Document. No failure or delay on the part of Lender in exercising any power, right, or privilege under any Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such power, right, or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege.

6.5 Rights Cumulative. All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any other rights or remedies available under contract or applicable law.

6.6 Partial Invalidity; Severability. If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

6.7 Governing Law and Jurisdiction. This Agreement and the Loan Documents shall be governed by, and construed in accordance with, the internal laws of the State of Washington.

6.8 Dispute Resolution. All claims, disputes, controversies, or other matters in question arising out of or relating to this Agreement that cannot be resolved by the parties shall be resolved first through mediation and second, if still not resolved, by binding arbitration, in accordance with the procedures set forth below. While the parties are not required to use any mediation or arbitration organization, if the parties cannot agree on an organization, then the dispute shall be resolved in accordance with the JAMS Commercial Arbitration Rules (“Rules”) then in effect.

(a) Mediation. Either party may commence mediation by providing to JAMS in Seattle, Washington, and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested (the “Dispute Notice”). The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’s panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of mediation and arbitration. Except for such an action to obtain equitable relief, neither party may demand arbitration with respect to the matters submitted to mediation until after the completion of the initial mediation session, or 60 days after the date of the Dispute Notice, whichever occurs first. The provisions of this Section may be enforced by any court of competent jurisdiction, and the prevailing party shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party against whom enforcement is ordered.

(b) Binding Arbitration. All arbitration proceedings will be held in Seattle, Washington, and will be conducted by a single arbitrator mutually agreed upon by the parties in accordance with JAMS Streamlined Arbitration Rules then in effect; provided, however, that in the event the parties cannot agree on an arbitrator, each party shall choose one arbitrator and the two arbitrators shall then choose an arbitrator and the arbitration proceedings shall be conducted by that arbitrator. If the two initial arbitrators cannot agree upon an arbitrator each party shall appoint a new arbitrator who in turn shall select the arbitrator. The cost of any arbitration will be borne equally by the parties pending the arbitrator’s award. The prevailing party shall be entitled, in addition to any other relief granted to it, to recover reasonable attorneys’ fees and the costs incurred in connection with the arbitration or litigation at the arbitrator’s discretion. If multiple claims are arbitrated with different results, the arbitrator shall determine which party overall is the prevailing party. The arbitrator shall be bound by the express provisions set forth in this Agreement and by the substantive law of Washington. The determinations of the arbitrator shall be final and binding on the parties and, except as provided by law, shall not be subject to judicial review. Any court of competent jurisdiction may enforce any award or determination rendered by the arbitrator.

6.9 Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

EXECUTED as of date first written above.

BORROWER:

PACIFIC BIOMETRICS, INC.
a Delaware corporation

	By:	/s/ Ronald R. Helm

Ronald R. Helm Chief Executive Officer
LENDER:
/s/ Terry M. Giles

TERRY M. GILES